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                                                                    EXHIBIT 99.8



                                                      November 7, 1995



Cablevision Systems Corporation,
   One Media Crossways,
      Woodbury, New York 11797.

Dear Sirs:

     In connection with the registration under the Securities Act of 1933 (the "Act") of $300,000,000 principal amount of 9 1/4% Senior Subordinated Notes due 2005 (the "Securities") of Cablevision Systems Corporation, a Delaware corporation (the "Company"), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

     Upon the basis of such examination, we advise you that, in our opinion, upon (a) the due execution and authentication of the Securities in accordance with the Indenture between the Company and The Bank of New York, as Trustee, dated as of November 1, 1995, and (b) payment therefor and delivery to the Underwriters thereof pursuant to the Purchase Agreement, dated November 2, 1995, between
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Cablevision Systems Corporation                                             -2-

the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear Stearns & Co. Inc., Morgan Stanley & Co. Incorporated and Toronto Dominion (USA) Inc. (the "Underwriters"), the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction nor with respect to any Federal or state laws relating to communications or individuals, companies or businesses engaged in the communications business, including the provision of cable television services.

     We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee
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Cablevision Systems Corporation                                             -3-


thereunder, an assumption which we have not independently verified.

     We hereby consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K, and to the reference to us under the headings "Validity of Notes" in the Prospectus Supplement, dated November 2, 1995, relating to the Securities and "Validity of the Securities" in the Prospectus, dated October 18, 1995, included in the Registration Statement No. 33-62313. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                        Very truly yours,

                                        /s/ SULLIVAN & CROMWELL